Exhibit 99.1

NEWS COPY

FOR IMMEDIATE RELEASE

VIASYSTEMS ANNOUNCES FOURTH QUARTER 2014 RESULTS

ST. LOUIS, February 12, 2015 – Viasystems Group, Inc. (NASDAQ:VIAS), a leading provider of complex multi-layer printed circuit boards and electro-mechanical solutions, today announced results for the fourth quarter ended December 31, 2014.

Highlights

•	Net sales were $308.0 million in the quarter ended December 31, 2014, a year-over-year increase of 1.5%, and a sequential increase from the immediately preceding quarter of 2.9%.

•	Operating income in the quarter ended December 31, 2014, was $34.6 million, or 11.2% of net sales, including (i) a net favorable impact of approximately $23.0 million related to the previously announced settlement of the business interruption insurance claim in connection with the company’s 2012 factory fire in China (“Fire Settlement”), and (ii) a net unfavorable impact of $1.0 million related to costs incurred in connection with the previously announced agreement to merge with TTM Technologies, Inc. (“TTM”).

•	Adjusted EBITDA in the quarter ended December 31, 2014, was $61.8 million, or 20.1% of net sales, including the net favorable impact of the Fire Settlement, compared with $37.9 million, or 12.5% of net sales, in the quarter ended December 31, 2013, and compared with $35.9 million, or 12.0% of net sales, in the immediately preceding quarter.

•	U.S. GAAP earnings per basic and diluted share were $0.69 and $0.67, respectively, for the quarter ended December 30, 2014.

•	Adjusted EPS was $0.05 for the quarter ended December 31, 2014, excluding certain non-cash and special income and expense items. Adjusted EPS for the quarter ended December 31, 2013, was $0.00, and for the quarter ended September 30, 2014, was a loss of $(0.06).

“The settlement of our business interruption insurance claim certainly helped our reported profit for the period,” noted David M. Sindelar, chief executive officer of Viasystems, “but even without that favorable impact, we had a solid quarter, growing net sales both sequentially and year-over-year.”

Use of Non-GAAP Financial Measures

In addition to the condensed consolidated financial statements presented in accordance with U.S. GAAP, management uses certain non-GAAP financial measures, including “Adjusted EBITDA” and “Adjusted EPS”.

Adjusted EBITDA is not a recognized financial measure under U.S. GAAP, and does not purport to be an alternative to operating income or an indicator of operating performance. Adjusted EBITDA is presented to enhance an understanding of operating results and is not intended to represent cash flows or results of operations. The Board of Directors, lenders and management use Adjusted EBITDA primarily as an additional measure of operating performance for matters including executive compensation and competitor comparisons. The use of this non-GAAP measure provides an indication of the company’s ability to service debt, and management considers it an appropriate measure to use because of the company’s leveraged position.

Adjusted EBITDA has certain material limitations, primarily due to the exclusion of certain amounts that are material to the company’s consolidated results of operations, such as interest expense, income tax expense, and depreciation and amortization. In addition, Adjusted EBITDA may differ from the Adjusted EBITDA calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

The company uses Adjusted EBITDA to provide meaningful supplemental information regarding operating performance and profitability by excluding from Adjusted EBITDA certain items that the company believes are not indicative of its ongoing operating results or will not impact future operating cash flows, which include restructuring and impairment charges, loss on early extinguishment of debt, stock compensation, costs associated with acquisitions and equity registrations, and other, net.

Adjusted EPS is not a recognized financial measure under U.S. GAAP, does not purport to be an indicator of the company’s financial performance, and might not be consistent with measures used by other companies. The company’s management believes this supplemental measure is useful in understanding underlying trends of the business and analyzing the effects of certain events that are infrequent or unusual for the company.

Adjusted EPS has certain material limitations, primarily due to the exclusion of certain amounts from earnings that are material to the company’s consolidated results of operations, such as costs associated with acquisitions and equity registrations, restructuring and impairment charges, certain interest and other expenses, and certain adjustments to net income to arrive at net income available to common stockholders. As a result, Adjusted EPS differs materially from the earnings per share calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

Forward Looking Statements

Certain statements in this communication constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Statements regarding our expected performance in the future are forward-looking statements. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except to the extent required by law. Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including but not limited to: legal or regulatory proceedings; the ability of Viasystems to successfully complete the proposed merger with TTM and the timing of the proposed merger; any actions taken by the company, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); or developments beyond the company’s control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the headings “Item 1A. Risk Factors,” in the Annual Report on Form 10-K filed by Viasystems with the SEC on February 14, 2014, “Part II Item 1A: Risk Factors” in each Quarterly Report on Form 10-Q filed by Viasystems with the SEC on May 8, 2014, August 7, 2014 and November 10, 2014, and in Viasystems’ other filings made from time to time with the SEC and available at the SEC’s website, www.sec.gov.

About Viasystems

Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of almost all electronic equipment, and its E-M Solutions products and services include integration of PCBs and other components into finished or semi-finished electronic equipment, for which it also provides custom and standard metal enclosures, cabinets, racks and sub-racks, backplanes and busbars. Viasystems’ approximately 14,850 employees around the world serve over 1,000 customers in the automotive, industrial & instrumentation, computer and datacommunications, telecommunications, and military and aerospace end markets. For additional information about Viasystems, please visit the company’s website at www.viasystems.com.

Contacts

Kelly Wetzler

SVP Corporate Development

314-746-2217

kelly.wetzler@viasystems.com

Erica Mannion

Investor Relations

Sapphire Investor Relations, LLC

415-471-2703

emannion@sapphireir.com

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013

Net sales	$308,009	$299,252	$303,381
Operating expenses:
Cost of goods sold, exclusive of items shown separately (a)	220,196	239,883	244,253
Selling, general and administrative	29,551	30,051	22,619
Depreciation	22,087	22,137	22,367
Amortization	1,378	1,453	1,679
Restructuring and impairment	216	6,794	726

Operating income (loss)	34,581	(1,066)	11,737
Other expense (income):
Interest expense, net	12,084	12,149	11,180
Amortization of deferred financing costs	749	763	724
Other, net	(218)	(620)	(8,647)

Income (loss) before income taxes	21,966	(13,358)	8,840
Income taxes (b)	7,806	3,001	3,508

Net income (loss)	$14,160	$(16,359)	$4,972

Less:
Net income attributable to noncontrolling interest	180	205	215

Net income (loss) attributable to common stockholders	$13,980	$(16,564)	$4,757

Basic earnings (loss) per share	$0.69	$(0.82)	$0.24

Diluted earnings (loss) per share	$0.67	$(0.82)	$0.23

Basic weighted average shares outstanding	20,297,657	20,290,384	20,179,174

Diluted weighted average shares outstanding	20,820,186	20,290,384	20,464,264

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

(a)	Cost of goods sold, exclusive of items shown separately for the three months ended December 31, 2014 includes a gain from the settlement of a business interruption claim. The gross amount of the gain was approximately $26,459, before considering consequential expenses.
(b)	Income taxes for the three months ended December 31, 2014 includes estimated income taxes and withholding taxes of approximately $4,210 related to the settlement of a business interruption insurance claim gain.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$71,964	$54,738
Accounts receivable, net	215,784	196,126
Inventories	138,195	122,182
Prepaid expenses and other	38,694	38,131

Total current assets	464,637	411,177
Property, plant and equipment, net	415,607	446,488
Goodwill and other noncurrent assets	255,261	260,752

Total assets	$1,135,505	$1,118,417

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$1,093	$11,387
Accounts payable	175,346	203,122
Accrued and other liabilities	99,757	88,220

Total current liabilities	276,196	302,729
Long-term debt, less current maturities	612,915	561,508
Other non-current liabilities	43,730	41,592

Total liabilities	932,841	905,829

Total stockholders’ equity	202,664	212,588

Total liabilities and stockholders’ equity	$1,135,505	$1,118,417

This information is intended to be reviewed in conjunctions with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

(Unaudited)

	Year Ended December 31,
	2014	2013

Net cash provided by operating activities	$38,378	$89,871

Cash flows from investing activities:
Capital expenditures	(64,742)	(108,521)
Proceeds from disposals of property, and property-related insurance proceeds	5,616	1,956

Net cash used in investing activities	(59,126)	(106,565)

Cash flows from financing activities:
Proceeds from issuance of 2019 Notes	53,500	—
Repayments under mortgages and credit facilities, net	(11,609)	(1,636)
Financing and other fees	(3,404)	(187)
Withholding related to stock awards, net of proceeds from stock options	(513)	(666)
Repayment of Senior Subordinated Convertible Notes due 2013	—	(895)

Net cash provided by (used in) financing activities	37,974	(3,384)

Net change in cash and cash equivalents	17,226	(20,078)

Beginning cash	54,738	74,816

Ending cash	$71,964	$54,738

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

NET SALES AND BALANCE SHEET STATISTICS

(dollars in millions)

(Unaudited)

	Three Months Ended
	December 31, 2014		September 30, 2014		December 31, 2013
Net external sales by segment
Printed Circuit Boards	$265.7	86%	$256.5	86%	$258.0	85%
Assembly	42.3	14%	42.8	14%	45.4	15%

	$308.0	100%	$299.3	100%	$303.4	100%

	Percentage of Net Sales			Net Sales Change
	Three Months Ended			Sequential: 4Q14 vs 3Q14	Year/Year: 4Q14 vs 4Q13
	December 31,	September 30,	December 31,
	2014	2014	2013
Net sales by end market
Automotive	32%	33%	31%	1%	5%
Industrial & Instrumentation	23%	24%	24%	(1)%	(2)%
Telecommunications	17%	17%	18%	3%	(3)%
Computer and Datacommunications	16%	15%	17%	9%	(6)%
Military and Aerospace	12%	11%	10%	11%	19%

	100%	100%	100%	3%	2%

	4Q14	3Q14	2Q14	1Q14	4Q13
Working capital metrics
Days’ sales outstanding	63.1	63.5	63.4	62.8	58.2
Inventory turns	7.1	7.1	7.2	7.6	8.0
Days’ payables outstanding	64.0	61.5	64.9	66.2	74.9
Cash cycle (days)	49.6	52.6	48.6	43.7	28.3

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF OPERATING INCOME

TO ADJUSTED EBITDA

(dollars in millions)

(Unaudited)

	Three Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013

Operating income (loss) (a)	$34.6	$(1.1)	$11.7
Add-back:
Depreciation and amortization	23.5	23.7	24.1
Non-cash stock compensation expense	2.5	1.5	1.2
Costs relating to acquisitions and equity registrations	1.0	5.0	0.2
Restructuring and impairment charges	0.2	6.8	0.7

Adjusted EBITDA (a)	$61.8	$35.9	$37.9

(a)	Operating income and Adjusted EBITDA for the three months ended December 31, 2014 includes the net favorable impact of approximately $23.0 related to a settlement of a business interruption insurance claim.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF DILUTED EARNINGS PER SHARE

TO ADJUSTED EARNINGS PER SHARE

(dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013

Net income (loss) attributable to common stockholders (GAAP)	$13,980	$(16,564)	$4,757

Adjustments:
Non-cash stock compensation expense	2,521	1,524	1,179
Amortization	2,127	2,216	2,403
Costs related to acquisitions and equity registrations	1,035	5,025	201
Restructuring and impairment charges	216	6,794	726
Non-cash interest	(138)	(138)	—
Other special items (a) (b)	(23,000)	—	(8,978)
Special income taxes	(128)	(91)	(267)
Income tax effects of adjustments (c)	4,343	(18)	(13)

Adjusted net income (loss) attributable to common stockholders	$956	$(1,252)	$8

Diluted weighted average shares outstanding	20,820,186	20,290,384	20,464,264

Diluted earnings (loss) per share (GAAP)	$0.67	$(0.82)	$0.23

Adjusted EPS	$0.05	$(0.06)	$0.00

(a)	Other special items for the three months ended December 31, 2014 represents the net favorable effect of the gain from a business interruption insurance claim, after considering consequential expenses.
(b)	Other special items for the three months ended December 31, 2013 represents a non-cash lapse of a contingency formerly reported as a long-term liability.
(c)	Income tax effect of adjustments for the three months ended December 31, 2014 includes income taxes and withholding taxes of approximately $4,210 related to the settlement of a business interruption insurance claim gain.